Exhibit 99.1

Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE July 18, 2007	Contact:	Robert C. White, CEO (919)-556-5146

Wake Forest Bancshares, Inc.
ANNOUNCES THIRD QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal, announced today that the Company reported earnings of $424,548 or $0.37 per share for the quarter ended June 30, 2007, compared to earnings of $413,898 or $0.36 per share for the same quarter a year earlier. Earnings for the first nine month’s of the Company’s fiscal year were reported at $1,267,658 or $1.09 per share versus $1,183,405 or $1.02 per share for the same nine month period a year earlier. The Company reported record earnings last year and is on pace to exceed those results this year.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the Company’s third quarter and its first nine months of the year had exceeded expectations. He stated that a primary factor for the earnings improvement during the current quarter and nine months ended June 30, 2007 over the same periods a year earlier was an increase in net interest income generated by asset growth and a decrease in operating costs associated with holding foreclosed properties. The earnings increase occurred even though the Company’s net interest margin declined from 4.41% and 4.23% during the quarter and nine months ended June 30, 2006 to a margin of 4.01% and 4.05% for the same periods this year, respectively. A significant portion of the Company’s loans and investments have either shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate. The Company’s rate spread has narrowed because the Federal Reserve has not adjusted market rates in over a year and the Company’s deposits rates have risen during this period without a significant corresponding increase in yields on its interest earning assets.

Real estate lending, including construction lending, has slowed in the Company’s markets as both a rise in mortgage rates and a nationwide decline in home sales has begun to affect the Company’s primary lending areas as well. Loans and deposits are up from the same period a year earlier but have declined slightly from the previous quarter.

The Company had previously announced a quarterly dividend of $0.19 per share for shareholders of record as of June 29, 2007, payable on July 10, 2007. The current dividend represents the 45th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.’s return on average assets was 1.58% for the current quarter and its efficiency ratio was 32.24% for the quarter. Total assets of the Company amounted to $107.6 million at June 30, 2007. Total net loans receivable and deposits outstanding at June 30, 2007 amounted to $75.7 million and $86.2 million, respectively.

Wake Forest Bancshares, Inc. has 1,160,093 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.